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                                                                       Exhibit 2


                  TRANSACTIONS IN SHARES EFFECTED BY REPORTING
                           PERSONS DURING PAST 60 DAYS


                                          Date of
                         Nature of      Transaction     Number of    Price Per
        Name            Transaction*    (Trade Date)      Shares       Share
        ----            ------------    ------------    ---------    ---------

Lawrence W. Maxwell       Purchase        10/15/01       5,000         $15.75
Lawrence W. Maxwell       Purchase        11/02/01       4,300         $15.36
Lawrence W. Maxwell       Purchase        11/02/01       2,000         $15.55
Lawrence W. Maxwell       Purchase        11/06/01       5,050         $15.50
Lawrence W. Maxwell       Purchase        11/13/01       9,200         $15.50
Lawrence W. Maxwell       Purchase        11/13/01       2,300         $15.62
Lawrence W. Maxwell       Purchase        11/13/01         757         $15.75
Lawrence W. Maxwell       Purchase        11/14/01       7,000         $15.50
Lawrence W. Maxwell       Purchase        11/30/01       5,000         $15.60
Lawrence W. Maxwell       Purchase        12/05/01       8,000         $15.50


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* All transactions were effected by ordinary broker's transactions.